Exhibit 3.1

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

LTX-Credence Corporation, having a registered office at 155 Federal Street, Boston, MA 02110, certifies as follows:

FIRST, these Restated Articles were duly adopted and approved on May 25, 2010 by the board of directors and on July 8, 2010 by the shareholders, in each case in the manner required by G. L. Chapter 156D and the corporation’s Articles of Organization.

SECOND, the following information is required to be in the Articles of Organization pursuant to G. L. Chapter 156D, Section 2.02:

ARTICLE I. The exact name of the corporation is LTX-Credence Corporation.

ARTICLE II. The corporation may engage in the business of manufacturing and selling electronic test equipment and other electronic equipment and, in general, carry on any business permitted to corporations under G. L. Chapter 156D as now in effect or as hereafter amended, or any successor provision to such Chapter.

ARTICLE III. The total number of shares of each class of stock that the corporation is authorized to issue is 150,000,000 shares, which shall consist entirely of Common Stock, par value $0.05 per share.

ARTICLE IV. If more than one class or series of shares is authorized, the preferences, limitations and relative rights of each class or series are as follows: Not applicable.

ARTICLE V. The restrictions imposed by the Articles of Organization upon the transfer of shares of any class or series of stock are as follows: None.

ARTICLE VI. Other lawful provisions:

1.          Meetings of Shareholders. Meetings of the shareholders may be held anywhere within the United States.

2.          By-laws. The board of directors may amend, add to or repeal the By-laws, in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the shareholders.

3.          Business. The corporation may be a partner in any business enterprise which the corporation would have the power to conduct by itself.

4.          Indemnity. No director shall be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty as a director not withstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to shareholders in violation of the corporation’s Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.

5.          Reverse Stock Split. That, effective at 5:00 p.m., Eastern time, on the filing date of these Restated Articles with the Secretary of the Commonwealth of The Commonwealth of Massachusetts (the “Effective Time”), a one-for-three reverse stock split of the corporation’s Common Stock shall become effective, pursuant to which each three issued and outstanding shares of Common Stock held of record by each shareholder of the corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the shareholder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the board of directors of the corporation.

ARTICLE VII. The effective date of the restatement of the Articles of Organization is the date and time these Restated Articles were received for filing.

THIRD, these Restated Articles consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these Restated Articles unless contained in the text of the amendment.

FOURTH, Articles III and VI of the Articles of Organization of the corporation are being amended by these Restated Articles.

Signed by /s/ Colin Savoy
(signature of authorized individual)

[ ]          Chairman of the board of directors,

[ ]          President,

X          Other officer,

[ ]          Court-appointed fiduciary,

on this 30th day of September, 2010.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $400 having been paid, said articles are deemed to have been filed with me this 30th day of September, 2010, at 9:10 a.m./p.m.
time

Effective date: September 30, 2010
(must be within 90 days of date submitted)

/s/William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

Colin Savoy
825 University Avenue
Norwood, MA 02062
Telephone: (503) 466-7238
Email: colin_savoy@ltxc.com